SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

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May 8, 2020

SUPPLEMENT TO THE PROXY STATEMENT OF ALIGN TECHNOLOGY, INC.
DATED MAY 8, 2020 FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2020

Dear Align Technology, Inc. Stockholders:

In connection with our 2020 annual meeting of stockholders to be held on May 20, 2020 (“Annual Meeting”), Align’s (the “Company”) Board of Directors is recommending that stockholders vote (i) “FOR” the election of eleven nominees as directors of the Company and (ii) “FOR” an advisory vote to ratify Named Executive Officer Compensation (“Proposal 3”).

After making our 2020 Proxy Statement (“Proxy Statement”) available to stockholders, the Company became aware that Institutional Shareholder Services (“ISS”) recommended a vote “against” Proposal 3 and “withhold” as to the election of all three members of our Compensation Committee (which members also comprise half of the Audit Committee). Contrary to ISS, Glass Lewis recommended that stockholders vote “FOR” Proposal 3 and “FOR” each of our board nominees. The Company strongly disagrees with ISS’s recommendations for the reasons set forth below. We are providing additional clarifying information regarding our stockholder outreach efforts, executive compensation program and the circumstances surrounding the termination and retirement of our former Senior Vice President, Chief Legal and Regulatory Officer.

For the reasons set forth below and as outlined in our Proxy Statement, we are encouraging stockholders to vote “FOR” the election of the eleven nominees as directors of the Company (Proposal 1) and “FOR” an advisory vote to approve Named Executive Compensation (Proposal 3).

ISS Misstates Information about an Executive Severance Agreement

ISS acknowledges that “[s]everance payments are intended as protection against involuntary job loss, and not as compensation for executives who resign or retire.” ISS then misconstrued the departure of our former Senior Vice President, Chief Legal and Regulatory Officer, Mr. Roger George, as a “voluntary retirement.” Roger served Align for over 17 years. 15 of those as an executive officer through some of the most challenging times in the company’s history and Align is a significantly stronger business as a result. It was time for new leadership, however, and so Roger’s departure was not voluntary, although he chose to retire as a consequence of this decision. As indicated in the Proxy Statement, his departure was pursuant to a Separation and Release Agreement and his 2019 total compensation reported in the Proxy Statement was based on the terms and conditions of his long-standing executive employment agreement.

Our Compensation Committee has been and will continue to be responsive to stockholder concerns on executive compensation.

As discussed in our Proxy Statement, we engaged extensively with stockholders after our 2019 annual meeting of stockholders (“2019 Meeting”) on a number of topics, including executive compensation, in order to directly solicit feedback regarding our 2019 Say on Pay proposal and to maintain open lines of communication for the future. Despite the robust discussion included in our Proxy Statement and the tangible changes made to our compensation programs as a result of stockholder outreach efforts, ISS did not fully appreciate the high level of responsiveness shown by the Compensation Committee with respect to stockholder concerns. As Chairman of the Compensation Committee, I personally participated in many of these meetings. Overall, what I heard was overwhelming support for our annual compensation plan design and compensation practices other than the one-time award we granted to our CEO in 2018. There were other requests for more extensive disclosures concerning our program designs as well as environmental and social matters, which we took to heart and are reflected in detail in the Proxy Statement, but stockholders were clear that special awards such as the magnitude of the 2018 grant should be avoided. We are grateful for that feedback. Accordingly, we determined that we will not make similar awards in the future except under extraordinary circumstances and only following stockholder outreach. We have not made any such awards since 2018 and we do not have any plans to make any such award in the future.

Our Compensation Committee members have historically received strong support and we believe we have been fully responsive to feedback from our investors with regard to executive compensation, taking actions beyond what has been requested. Moreover, two of the members of the Compensation Committee comprise half the members of our Audit Committee, one of whom is also its chair. Consequently, withholding votes on the members of the Compensation Committee will have significant implications for two critical committees of our Board.

Accordingly, we ask that you cast your vote in favor of each of the members of our board of directors, including all of the members of the Compensation Committee and in favor of our Say on Pay proposal, based on the merits of our executive compensation program, our extensive outreach to stockholders and our meaningful response to your concerns.

Sincerely,

George J. Morrow
Chairman of the Compensation Committee

This Supplement to the proxy statement is first being released to stockholders on or about May 8, 2020, and should be read together with the proxy statement.  The information contained in this Supplement to the proxy statement modifies or supersedes any inconsistent information contained in the proxy statement.